Exhibit 10.6

February 15, 2010

Meetesh V. Patel, Esq. CEO New Energy Technologies, Inc. 3905 National Drive Suite 110 Burtonsville, MD 20866

Dear Meetesh,

I have thoroughly enjoyed working with you and the team at New Energy Technologies. Additionally, I wish you the best fortunes with your future endeavors.

The determination to cease employment was reached with due respect for both the Company and me. The cessation of employment is being completed amicably, and not the result of misconduct, fault, or negligence by either me or the Company.  Quite simply, it is the appropriate business decision.

Please accept my resignation effective today.  Through a series of discussions, the Company and I have mutually decided that discontinuing my employment at New Energy Technologies is the most appropriate course of action.  We have agreed upon terms of severance, and will continue with professionalism and good will to wind-down the relationship professionally.

Sincerely,
/s/ James B. Wilkinson

James B. Wilkinson